                                                                    EXHIBIT 10.6

   BANK OF AMERICA NT & SA                         BUSINESS LOAN AGREEMENT

This Agreement dated as of September 1/st/, 1998 is between Bank of America NT & SA (the "Bank") and FLIR Systems, Inc (the "Borrower").

1.   LINE OF CREDT AMOUNT AND TERMS

1.1  LINE OF CREDIT AMOUNT.

(a) During the availability period described below, the Bank will provide a line of credit to the Borrower. The amount of the line of credit (the "Commitment") is Thirty Five Million Dollars ($35,000,000) subject to the following reductions:

           (i) The Commitment will reduce by the proceeds obtained from any lease to finance a product demonstration line of equipment as allowed elsewhere in this Agreement

(b) This is a revolving line of credit with a within line multi-currency facility and a within line facility for standby letters of credit. During the availability period, the Borrower may repay principal amounts and reborrow them.

(c) The Borrower agrees not to permit the outstanding principal balance of the line of credit plus the outstanding amounts of any letters of credit, including amounts drawn on letters of credit and not yet reimbursed, to exceed the Commitment.

1.2  AVAILABILITY PERIOD.

The line of credit is available between the date of this Agreement and 3une 1, 2000 (the "Expiration Date") unless the Borrower is in default

1.3  INTEREST RATE.

(a) Unless the Borrower elects an Optional interest rate as described below, the interest rate is the Reference Rate minus 0.25 percentage points.

(b) The Reference Rate is the rate of interest publicly announced from time to time by Bank as its Reference Rate. The Reference Rate is set based on various factors, including Bank's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loam. The Bank may price loans to its customers at, above, or below the Reference Rate. Any change in the Reference Rate shall take effect at the opening of business on the day specified in the public announcement of a change in the Reference Rate.

1.4 REPAYMENT TERMS.

(a) The Borrower will pay interest on September 1, 1998, and then monthly thereafter until payment in full of any principal outstanding under this
                            ----
line of credit.

(b) The Borrower will repay in full all principal and any unpaid interest or other charges outstanding under this line of credit no later than the Expiration Date.

(c) Any amount bearing interest at an optional interest rate (as described below) may be repaid at the end of the applicable interest period, which shall be no late than the Expiration Date.

(d) The Borrower may prepay the loan in full or in part at any time. The prepayment will be applied to the most remote installment of principal due under this Agreement

1.5 Optional Interest Rates. Instead of the interest rate based on the Reference Rate, the Borrower may elect to have all or portions of the line of credit (during the availability period) bear interest at the rate(s) described below during an interest period agreed to by the Bank and the Borrower. Each interest rate is a rate per year. Interest will be paid on the first day of every month and on the last day of each interest period. At the end of any interest period, the interest rate will revert to the rate based on the Reference Rate, unless the Borrower has designated another optional interest rate for the portion.

1.6 FIXED RATE. The Borrower may elect to have all or portions of the principal balance of the line of credit bear interest at the Fixed Rate, subject to the following requirements:

(a) The "Fixed Rate" means the fixed interest rate the Bank and the Borrower agree will apply to the portion during the applicable interest period

(b) The interest period during which the Fixed Rate will be in effect will be no shorter than 30 days and no longer than one year.

(c) Each Fixed Rate portion will be for an amount not less than One Million Dollars ($1,000,000).

(d) The Borrower may not elect a Fixed Rate with respect to any portion of the principal balance of the line of credit which is scheduled to be repaid before the last day of the applicable interest period.

(e) Any portion of the principal balance of the line of credit already bearing interest at the Fixed Rate will not be converted to a different rate during its interest period.

(f) Each prepayment of a Fixed Rate portion, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid, and a prepayment fee equal to the amount (if any) by which:

     (i) the additional interest which would have been payable on the amount prepaid had it not been paid until the last day of the interest period, exceeds

     (ii) the interest which would have recoverable by the Bank by replacing the amount prepaid on deposit in the certificate of deposit in market for a period starting on the date on which it was prepaid and ending on the last day of the interest period for such portion.

1.7 OFFSHORE RATE. The Borrower may elect to have all or portions of the principal balance of the line of credit bear interest at the Offshore Rate plus 1.50 percentage points.

Designation of an Offshore Rate portion is subject to the following requirements:

(a) The interest period during which the Offshore Rate will be in effect will be no shorter than 30 days and no longer than 180 days. The last day of the interest period will be determined by the Bank using the practices of the offshore dollar inter-bank market

(b) Each Offshore Rate portion will be for an amount not less than One Million Dollars ($1,000,000) for interest periods of 30 days or longer.

(c) The "Offshore Rate" means the interest rate determined by the following formula, rounded upward to the nearest 1/100 of one percent (All amounts in the calculation will be determined by the Bank as of the first day of the interest period.)

                          Offshore Rate =    Grand Cayman Rate
                                             ----------------
                          Where,

           (i) "Grand Cayman Rate" means the interest rate (rounded upward to the nearest 1/16th of one percent) at which the Bank's Grand Cayman Branch, Grand Cayman, British West Indies, would offer U.S dollar deposits for the applicable interest period to other major banns in the offshore dollar inter-bank market.

           (ii) "Reserve Percentage" means the total of the maximum reserve percentages for determining the reserves to be maintained by member banks of the Federal Reserve System for Eurocurrrency Liabilities, as defined in the Federal Reserve Board Regulation D, rounded upward to the nearest 1/100 of one percent. The percentage will be expressed as a decimal, and will include, but not be limited to, marginal, supplemental, special, and other reserve percentages.

(d) The Borrower may not elect an Offshore Rate with respect to any portion of the principal balance of the line of credit which is scheduled to be repaid before the last day of the applicable interest period.

(e) Any portion of the principal balance of the line of credit already bearing interest at the Offshore Rate will not be converted to a different rate during its interest period.

(f) Each prepayment of an Offshore Rate portion, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid, and a prepayment fee equal to the amount (if any) by which.

    (i) the additional interest which would have been payable on the amount prepaid had it not been paid until the last day of the interest period, exceeds

    (ii) the interest which would have been recoverable by the Bank by placing the amount prepaid on deposit in the offshore dollar market for a period starting on the date on which it was prepaid and ending on the last day of the interest period for such portion.

(g) The Bank will have no obligation to accept an election for an Offshore Rate portion if any of the following descried events has occurred and is continuing:

     (i) Dollar deposits in the principal amount, and for periods equal to the interest period, of an Offshore Rate portion are not available in the offshore Dollar inter-bank market; or

     (ii) the Offshore Rate does not accurately reflect the cost of an Offshore Rate portion.

1.8 LIBOR RATE. The Borrower may elect to have all or portions of the principal balance of the line of credit bear interest at the LIBOR Rate plus 1.50 percentage points.

     Designation of a LIBOR Rate portion is subject to the following requirements:

(a) The interest period during which the LIBOR Rate will be in effect will be 30 to 180 days. The last day of the interest period will be determined by the Bank using the practices of the London inter-bank market

(b) Each LIBOR Rate portion will be an amount not less than One Million Dollars ($1,000,000).

(c) The Borrower shall irrevocably request a LIBOR Rate portion no later than 9:00 a.m.. San Francisco time three (3) banking days before the commencement of the interest period.

(d) The "LIBOR Rate" means the interest rate determined by the following formula, rounded upward to the nearest 1/100 of one percent (All amounts in the calculation will be determined by the Bank as of the first day of the interest period-)


                LIBOR Rate =    London Rate
                                -----------
                (100 - Reserve Percentage)

Where,

           (i) 'London Rate" means the interest rate (rounded upward to the nearest 1/16th of one percent) at which the Bank's London Branch, London, Great Britain, would offer U.S. dollar deposits for the applicable interest period to other major banns in the London inter-bank market at approximately 11:00 a- m. London time two (2) banning days before the commencement of the interest period-

           (ii) "Reserve Percentage" means the total of the maximum reserve percentages for determining the reserves to be maintained by the member banns of the Federal Reserve System for Eurocurrency Liabilities, as defined in the Federal Reserve Board Regulation D, rounded upward to the nearest 1/100 of one percent The percentage will be expressed as a decimal, and will include, but not be limited to, marginal, emergency, supplemental, special, and other reserve percentages.

(e) The Borrower may not elect a LIBOR Rate with respect to any portion of the principal balance of the line of credit which is scheduled to be repaid before the last day of the applicable interest period-

(f) Any portion of the principal balance of the line of credit already bearing interest at the LIBOR Rate will not be converted to a different rate during its interest period-

(g) Each prepayment of a LIBOR Rate portion, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid, and a prepayment fee equal to the amount (if any) by which:

    (i) the additional interest which would have been payable on the amount prepaid had it not been paid until the last day of the interest period, exceeds

    (ii) the interest which would have been recoverable by the Bank by placing the amount prepaid on deposit in the London inter-bank market for a period starting on the date on which it was prepaid and ending on the last day of the interest period for such portion.

(h) The Bank will have no obligation to accept an election for LIBOR Rate portion if any of the following described events has occurred and is continuing:

    (i) Dollar deposits in the principal amount, and for periods equal to the interest period, of a LIBOR Rate portion are not available in the London inter-bank market; or

    (ii) the LIBOR Rate does not accurately reflect the cost of a LIBOR Rate portion.

1.9  MULTI-CURRENCY FACILITY

A.  FACILITY AMOUNT

During the availability period, the Bank agrees to provide to the Borrower advances under the line of credit in an Offshore Currency, provided that, after giving effect to any requested Offshore Currency Advance, the aggregate principal Dollar Equivalent amount of all advances in Offshore Currencies shall not exceed Ten Million Dollars (10,000,000)..

Any advance denominated in an Offshore Currency as of the Expiration Date shall, as of such date, be redenominated and converted into Dollars at the Dollar Equivalent amount.

If on any Computation Date, the Bank determines that the aggregate Dollar Equivalent principal amount of advances in Offshore Currencies exceeds Ten Million Dollars (10,000,000), or the aggregate Dollar Equivalent principal amount of all advances under the line of credit exceeds the Commitment, due to a change in applicable rates of exchange between Dollars and Offshore Currencies, then Bank shall give notice to Borrower of such determination, and Borrower agrees thereupon to make prepayments of advances such that, after giving effect to such prepayment that the aggregate Dollar Equivalent amount of all advances is equal or less than the Commitment, and the aggregate Dollar Equivalent amount of advances in Offshore Currencies is equal or less than Ten Million Dollars ($10,000,000)

For purposes of determining utilization in order to calculate the unused commitment fee as described in Paragraph 2.1(b), the amount of any outstanding Offshore Currency Advance on any date shall be determined based upon the Dollar Equivalent amount as of the most recent Computation Date with respect to such Offshore Currency Advance.

B.  MANNER OF BORROWING

Borrower shall give the Bank an irrevocable Notice of Borrowing in an Offshore Currency specifying the date, the amount and the Applicable Currency of the advance in an Offshore Currency. The Notice of Borrowing is to be provided to the Bank by the Borrower one (1) day in advance of the Borrowing Date, except in the case of a LIBOR advance, where the Notice of Borrowing is to be provided four (4) days in advance of the Borrowing Date.

In the absence of a Notice of Borrowing request for the extension of an existing Offshore Currency Advance's expiration date under the time frames specified above, the Bank will deem the Borrower has requested a 30 day extension under similar interest rate options, provided that such an extension complies with all other provisions of the Agreement

The Bank will be under no obligation to process an Offshore Currency Advance if it notifies the Borrower four (4) days in advance of the Borrowing Date that it is unable to provide advances in the requested Offshore Currency.

C.  REPAYMENT TERMS FOR OFFSHORE CURRENCY ADVANCE

All payments and prepayments of principal and interest on any other amounts relating to any Offshore Currency Advance snail be made in the Offshore Currency in which such advance is denominated or payable. All such payments shall be made in Same Day Funds to Bank at its designated office, no later than such time on the dates specified herein as may be determined by Bank to be necessary for such payment to be credited on such date in accordance with normal banking procedures in the place of payment If such payment is received after the time designated by the Bank, then it will be deemed received on the next Banning Day.

"Offshore Currency" and "Offshore Currencies" means at any time English Pounds Sterling, or Swedish Kroner.

"Offshore Currency Advance" means any advance denominated in an Offshore
Currency.

  "Dollars", "dollars", and "S" each mean lawful money of the United States of America.

"Spot Rate" means for a currency tile rate quoted by the Bank as the spot rate for the purchase by the Bank of such currency with another currency through the Bank's FX trading office at approximately 8:00 a.m. Pacific time) on the date which the foreign exchange computation is made.

"Computation Date" refers to dates in which Bank will determine the Dollar Equivalent amount with respect to (1) any Offshore Currency Advance; (2) the aggregate outstanding advances in Offshore Currencies as of the last Banking Day of each month; and (3) or any redenomination date to Dollars as required with regard to this multi-currency facility.

"Dollar Equivalent" means, at any time, as to any amount denominated in Dollars, tile amount thereof at such time, and as to any amount denominated in Offshore Currency, the equivalent amount in Dollars as determined by the Bank at such time on tile basis of the Spot Rate for tile purchase of Dollars with such Offshore Currency on the most recent Computation Date.

"Borrowing Date" means the Borrower's requested day to advance funds in a designated Offshore Currency under this multi-currency facility.

"Applicable Currency" means, as to any particular payment or advance, Dollars or tile Offshore Currency in which it is denominated or is payable.

"Notice of Borrowing" means a request for an advance from Borrower delivered to Bank in substantially tile the form of Exhibit A to this Agreement, which will specify the date, the amount, and the Applicable Currency of the advance in an Offshore Currency. The Notice of Borrowing is to be provided to the Bank by the Borrower one (1) day in advance of Borrowing Date, except in the case of a LIBOR advance, where Notice of Borrowing is to be provided four (4) days in advance of the Borrowing Date.

"Same Day Funds" means with respect to disbursements and payments in Dollars, immediately available funds, and with respect to disbursements and payments in an Offshore Currency, same day or other funds as may be determined by Bank to be customary in the place of disbursement or payment for tile settlement of international banking transactions in the relevant Offshore Currency.

1.10  LETTERS OF CREDIT

      During the availability period, the Bank agrees to provide to the Borrower standby letters of credit with a maximum maturity of 365 days but not to extend more than 365 days beyond the Expiration Date.

      The amount of outstanding standby letters of credit, including amounts drawn on standby letters of credit and not yet reimbursed, may not exceed at any one time Three Million Dollars (3,000,000).

      The Borrower agrees:

      (a) so long as credit remains available from Bank under this line of credit, any sum drawn under standby letters of credit may, at the Option of the Bank; be repaid by an advance from Bank under the line of credit

      (b) if there is a default under this Agreement, to immediately prepay and make Bank whole for any outstanding standby letters of credit.

      (c) the issuance of any standby letters of credit and any amendment to standby letters of credit is subject to Bank's written approval and must be in form and content satisfactory to Bank and in favor of a beneficiary acceptable to Bank.

      (d) to sign Bank's form Application and Agreement for standby letter of credit.

      (e) to pay any issuance and/or other fees that the Bank notifies the Borrower will be charged for issuing and processing standby letters of credit for the Borrower.

2.   FEES AND EXPENSES

2.1  FEES

(a) LOAN FEE. The Borrower agrees to pay a Thirty Five Thousand Dollar ($35,000) fee due upon execution of this Agreement.

(b) UNUSED COMMITMENT FEE. The Borrower agrees to pay a fee on any difference between the Commitment and the amount of credit it actually uses, determined by the weighted average loan balance maintained during the specified period. The fee will be calculated at 0.15% per year and paid quarterly in arrears until the expiration of the availability period.

2.2   EXPENSES.

(a) The Borrower agrees to immediately repay the Bank for expenses that include, but are not limited to, filing, recording and search fees, appraisal fees, tide report fees, documentation fees.

(b) The Borrower agrees to reimburse the Bank for any expenses it incurs in the preparation of this Agreement and any agreement or instrument required by this Agreement Expenses include, but are not limited to, reasonable attorneys' fees, including any allocated costs of the Bank's in-house counsel.

3.   COLLATERAL

3.1 PERSONAL PROPERTY. The Borrower's obligations to the Bank under this Agreement will be secured by personal property the Borrower now owns or will own in the future as listed below. The collateral is further defined in security agreement(s) executed by the Borrower. In addition, all personal property collateral securing this Agreement shall also secure all other present and future obligations of the Borrower to the Bank (excluding any consumer credit covered by the Federal Truth in Lending law, unless the Borrower has otherwise agreed in writing). All personal property collateral securing any other present or future obligations of the Borrower to the Bank shall also secure this Agreement

(a)  Machinery and equipment.
(b)  Inventory.
(c)  Receivables.

4.   DISBURSEMENTS, PAYMENTS AND COSTS

4.1 REQUESTS FOR CREDIT. Each request for an extension of credit will be made in writing in a manner acceptable to the Bank, or by another means acceptable to the Bank.

4.2 DISBURSEMENTS AND PAYMENTS. Each disbursement by the Bank and each payment by the Borrower will be:

(a) made at the Bank's branch (or other location) selected by the Bank from time to time;

(b) made for the account of the Bank's branch selected by the Bank from time to time;

(c) made in immediately available funds, or such other type of funds selected by the Bank;

(d) evidenced by records kept by the Bank. In addition, the Bank may, at its discretion, require the Borrower to sign one or more promissory notes.

4.3  TELEPHONE AUTHORIZATION.

(a) The Bank may honor telephone instructions for advances or repayments or for the designation of optional interest rates given by the individual signer(s) of this Agreement or a person or persons authorized by the signer(s) of this Agreement.

(b) Advances will be deposited in and repayments will be withdrawn from the Borrower's account number 28018-00865, or such other accounts with the Bank as designated in writing by the Borrower.

(c) The Borrower indemnifies and excuses the Bank (including its officers, employees, and agents) for, from and against all liability, loss, and costs in connection with any act resulting from telephone instructions it reasonably believes are made by a signer of this Agreement or a person authorized by a signer. This indemnity and excuse will survive this Agreement's termination.

4.4  DIRECT DEBIT (PRE-BILLING)

(a) The Borrower agrees that the Bank will debit the Borrower's deposit account number 28018-00865 (the "Designated Account") on the date each payment of principal and interest and any fees from the Borrower becomes due (the "Due Date"), if the Due Date is not a banning day, the Designated Account will be debited on the next banning day.

(b) Approximately 10 days prior to each Due Date, the Bank will mail to the Borrower a statement of the amounts that will be due on that Due Date (the "Billed Amount"). The calculation will be made on the assumption that no new extensions of credit or payments will be made between the date of the billing statement and the Due Date, and that there will be no changes in the applicable interest rate.

(c) The Bank will debit the Designated Account for the Billed Amount, regardless of the actual amount of principal due and interest accrued (collectively, the "Accrued Amount").

     If the Billed Amount debited to the Designated Account differs from the Accrued Amount, the discrepancy will be treated as follows:

           (i) If the Billed Amount is less than the Accrued Amount, the Billed Amount for the following Due Date will be increased by the amount of the discrepancy. The Borrower will not be in default by reason of any such discrepancy.

           (ii) If the Billed Amount is more than the Accrued Amount, the Billed Amount for the following Due Date will be decreased by the amount of the discrepancy.

     Regardless of any such discrepancy, interest will continue to accrue based on the actual amount of principal outstanding without compounding. The Bank will not pay the Borrower interest on any overpayment.

(d) The Borrower will maintain sufficient funds in the Designated Account to cover each debit if there are insufficient funds in the Designated Account on the date the Bank enters any debit authorized by this Agreement, the debit will be reversed.

4.5 BANKING DAYS. Unless otherwise provided in this Agreement, a banning day is a day other than a Saturday or a Sunday on which the Bank is open for business in Oregon and banks are open for business in California. For amounts bearing interest at an offshore rate (if any), a banking day is a day other than a Saturday or a Sunday on which the Bank is open for business in Oregon and the Bank is dealing in offshore dollars or Offshore Currency. All payments and disbursements which would be due on a day which is not a banking day will be due on the next banking day. All payments received on a day which is not a banking day will be applied to the credit on the next banking day.

4.6 TAXES. The Borrower will not deduct any taxes from any payments it makes to the Bank. If any government authority imposes any taxes or charges on any payments made by the Borrower, the Borrower will pay the taxes or charges. Upon request by the Bank the Borrower will confirm that it has paid the taxes by giving the Bank official tax receipts (or notarized copies) within 30 days after the due date However, the Borrower will not pay the Bank's net income taxes.

4.7 ADDITIONAL COSTS. The Borrower will pay the Bank, on demand, for the Bank's costs or losses arising from any statute or regulation, or any request or requirement of a regulatory agency. The costs and losses will be allocated to the loan in a manner determined by the Bank, using any reasonable method. The costs include the following:

(a)  any reserve or deposit requirements; and

(b) any capital requirements relating to the Bank's assets and commitments for credit.

4.8 INTEREST CALCULATION. Except as otherwise stated in this Agreement, all interest and fees, if any, will be computed on the basis of a 360-day and the actual number of days elapsed. This results in more interest or a higher fee than if a 365- day year is used.

4.9 INTEREST ON LATE PAYMENTS. At the Bank's sole option in each instance, any amount not paid when due under this Agreement (including interest) shall bear interest from the due date at the Reference Rate minus 0.25 percentage points. This may result in compounding of interest.

4.10 DEFAULT RATE. Upon the occurrence and during the continuation of any default under this Agreement, advances under this Agreement will at the option of the Bank bear interest at a rate per annum which is 2.00 percentage Points higher than the rate of interest otherwise provided under this Agreement. This will not constitute a waiver of any event of default.

5.   CONDITIONS

The Bank must receive the following items, in form and content acceptable to the Bank, before it is required to extend any credit to the Borrower under this Agreement

5.1 AUTHORIZATIONS. Evidence that the execution, delivery and performance by the Borrower of this Agreement and any instrument or agreement required under this Agreement have been duly authorized.

5.2 SECURITY AGREEMENTS. Signed original security agreements, financing statements and fixture filings (together with collateral in which the Bank requires a promissory security interest), which the Bank requires.

5.3 EVIDENCE OF PRIORITY. Evidence that security interests and liens in favor of the Bank are valid, enforceable, and prior to all others' rights and interests, except those the Bank consents to in writing.

5.4 INSURANCE. Evidence of insurance coverage, as required in the "Covenants" section of this Agreement.

5.5 GUARANTIES. Guaranties signed by FLIR Systems Ltd., FSI Automation, Inc FLIR Systems Limited, and FLIR Systems International Ltd., each in the amount of Forty Million Dollars ($40,000,000)

                Guaranties signed by FLIR Systems AB, FLIR Systems GmbH, FLIR Systems S.A.R.L, and FLIR Systems S.R.L, each in the amount of Ten Million Dollars ($10,000,000).

5.6  OTHER ITEMS. Any other items that the Bank reasonably requires.

6.   REPRESENTATIONS AND WARRANTIES

                When the Borrower signs this Agreement, and until the Bank is repaid in full, the Borrower makes the following representations and warranties. Each request for an extension of credit constitutes a renewed representation:

6.1 ORGANIZATION OF BORROWER. The Borrower is a corporation duly formed and existing under the laws of the state or country where organized.

6.2 AUTHORIZATION. This Agreement, and any instrument or agreement required hereunder, are within the Borrower's powers, have been duly authorized, and do not conflict with any of its organizational papers.

6.3 ENFORCEABLE AGREEMENT. This Agreement is a legal, valid and binding agreement of the Borrower, enforceable against the Borrower in accordance with its terms, and any instrument or agreement required hereunder, when executed and delivered, will be similarly legal, valid, binding and enforceable.

6.4 GOOD STANDING. In each state or country in which the Borrower or Guarantor does business, it is properly licensed, in existence and in good standing, and, where required, in compliance with fictitious name statutes.

6.5 NO CONFLICTS. This Agreement does not conflict with any law, agreement, or obligation by which the Borrower or any guarantor is bound.

6.6 FINANCIAL INFORMATION. All financial and other information that has been or will be supplied to the Bank, including the Borrower's financial statement dated as of June 30, 1998, is:

(a) Sufficiently complete to give the Bank accurate knowledge of the Borrower's financial condition
(b)  in form and content required by the Bank.
(c)  in compliance with all government regulations that apply.

Since the date of the financial statement specified above, there has been no material adverse change in the assets or the financial condition of the Borrower.

6.7 LAWSUITS. There is no lawsuit, tax claim or other dispute pending or threatened against the Borrower or any guarantor which, if lost, would impair the Borrower's financial condition or ability to repay the loan, except as have been disclosed in writing to the Bank.

6.8 COLLATERAL. All collateral required in this Agreement is owned by the grantor of the security interest free of any title defects or any liens or interest fee of any title defects or any liens or interests of others.

6.9 PERMITS FRANCHISES. The Borrower or any guarantor possesses all permits, memberships, franchises, contracts and licenses required and all trademark rights, trade name rights, patent rights and fictitious name rights necessary to enable it to conduct the business in which it is now engaged without conflict with the rights of others.

6.10 OTHER OBLIGATIONS. The Borrower or any guarantor is not in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation

6.11 INCOME TAX RETURNS. The Borrower or any guarantor has no knowledge of any pending assessments or adjustments of its income tax for any year, except as have been disclosed in writing to the Bank.

6.12 NO EVENT OF DEFAULT. There is no event which is, or with notice or lapse of time or both would be, a default under this Agreement.

6.13 ERISA PLANS.

(a) The Borrower has fulfilled its obligations, if any, under the minimum funding standards of ERISA and the Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of BRISA and the Code, and has not incurred any liability with respect to any Plan under Title IV of ERISA.

(b) No reportable event has occurred under Section 4043(b) of ERISA for which the PBGC requires 30 day notice.

(c) No action by the Borrower to terminate or withdraw from any Plan has been taken and no notice of intent to terminate a Plan has been filed under Section 4041 of ERISA.

(d) No proceeding has been commenced with respect to a Plan under Section 4042 of ERISA, and no event has occurred or condition exists which might constitute grounds for the commencement of such a proceeding.

(e)  The following terms have the meanings indicated for purposes of this
Agreement:

           (i) "Code" means the Internal Revenue Code of 1986, as amended from time to time.

           (ii) "ERISA" means the Employee Retirement Income Act of 1974, as amended from time to time.

           (iii) "PBGC" means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

           (iv) "Plan" means any employee pension benefit plan maintained or contributed to by the Borrower and insured by the Pension Benefit Guaranty Corporation under Title Iv of ERISA.

6.14 YEAR 2000 COMPLIANCE. On the basis of a comprehensive review and assessment of Borrower's systems and equipment and inquiry made of Borrower's material suppliers, vendors and customers, Borrower reasonably believes that the year 2000 problem" (that is, the inability of computers, as well as embedded microchips in non-computing devices, to perform properly date-sensitive functions with respect to certain dates prior to and after December 31, 1999), including costs of remediation, will not result in a material adverse change in the operations, business, properties, condition (financial or otherwise) or prospects of Borrower. Borrower has developed feasible contingency plans adequately to ensure uninterrupted and unimpaired business operation in the event of failure of its own or a third party's systems or equipment due to the Year 2000 problem, including those of vendors, customers, and suppliers, as well as a general failure of or interruption in its communications and delivery infrastructure.

7.   COVENANTS

                 The Borrower agrees, so long as credit is available under this Agreement and until the Bank is repaid in full:

7.1  USE OF PROCEEDS.

             (a) To use the proceeds of the credit only for working capital and refinance of existing Bank of America Three Million Nine Hundred Forty One Thousand Dollar ($3,941,000) non-revolving term facility, and refinance of existing Five Million Dollar ($5,000,000) revolving facility at Svenska Handelsbanken in Sweden.

7.2 FINANCIAL INFORMATION. To provide the following financial information and statements and such additional information as requested by the Bank from time to time:

(a) Within 120 days of the Borrower's fiscal year end, the Borrower's annual financial statements. These financial statements must be audited by a Certified Public Accountant ("CPA") acceptable to the Bank. The statements shall be prepared on a consolidating and consolidated basis. This annual financial statement to be accompanied by the Borrower's fiscal year end compliance certificate.

(b) Within 120 days of the Borrower's fiscal year end, the Borrower's annual balance sheet and income statement forecast including capital expenditure budget

(c) Within 45 days of the period's end, the Borrower's quarterly financial statements. These financial statements may be Borrower prepare The statements shall be prepared on a consolidating and consolidated basis.

(d) Within 45 days of the period's end of the first through third accounting periods, the Borrower's quarterly compliance certificate

7.3 MINIMUM FIXED CHARGE COVERAGE To maintain on a rolling 4 quarter basis, a Minimum Fixed Charge Coverage Ratio of at least 1.75:1.O.

                Minimum Fixed Charge Coverage is defined as the sum of EBIT (Earnings Before Interest and Taxes or any extraordinary charges related to the merger with AGEMA Infrared Systems) plus Rents (or Lease Payments) divided by the sum of Interest plus Rents (or Lease Payments).

                This ratio will be calculated at the end of each fiscal quarter, using the results of that quarter and each of the 3 immediately preceding quarters on a rolling 4 quarter basis.

7.4 MAXIMUM FUNDED DEBT TO TOTAL CAPITALIZATION. To maintain quarterly on a consolidated basis a Maximum Funded Debt to Total Capitalization of no more than 45%.

"Funded Debt" defined as the sum of all Bank Debt plus Capital Leases plus Other
     Long Term Debt

"Total Capitalization" is defined as the sum of Funded Debt plus Consolidated
     Net Worth.

7.5 MINIMUM NET WORTH. To maintain quarterly on a consolidated basis, a minimum net worth equal to Seventy Million Dollars ($70,000,000) as of fiscal year end December 31, 1997, plus 50% of future net income without reductions for net losses, plus 90% of increases in Net Worth from other stock issuances subsequent to December 31, 1997.

7.6 TRANSFER OF ASSETS. Borrower will not transfer any assets, except for transfer payments for inventory at cost, subsequent to the date of this Agreement, to any subsidiary of Borrower, that has not provided a guarantee of Borrower's obligations to the Bank or in excess of each subsidiary's guaranty, as required in Paragraph 5.5 Any transfers restricted by this paragraph are to be disclosed in Borrower's compliance certificate as required in Paragraph 7.2(a) and 7.2(d).

7.7 OTHER DEBTS. The Borrower or any guarantor will not have outstanding or incur any direct or contingent debts or lease obligations (other than those to the Bank and its affiliates), or become liable for the debts of others without the Bank's written consent This does not prohibit:

(a)      Acquiring goods, supplies, or merchandise on normal trade credit

(b) Endorsing negotiable instruments received in the usual course of business.

(c)      Obtaining surety bonds in the usual course of business.

(d) Additional debts and lease obligations for business purposes in relation only to additional purchase money security interests allowed in Paragraph 7.8(d) or a sale/leaseback of a product demonstration line of equipment, where the proceeds of the lease are not to exceed Two Million Dollars ($2,000,000).

7.8 OTHER LIENS. The Borrower, or any guarantor, will not create, assume, or allow any security interest or lieu (including judicial liens) on property the Borrower, or any guarantor, now or later owns, except:

(a) Deeds of trust and security agreements in favor of the Bank and its affiliates.

(b)  Liens for taxes not yet due.

(c) Liens outstanding on the date of the Agreement disclosed in writing to the bank.

(d) Additional purchase money security interests in personal or real property acquired after the date of this Agreement, or a sale/leaseback transaction as described in 7.7 (d), if the aggregate principal amount of debts secured by such liens does not exceed 5% of Consolidated Net Worth at any one time.

7.9  NOTICES TO BANK.  To promptly notify the Bank in writing of:

(a) any lawsuit over One Million Dollars (1,000,000) against the Borrower, or any guarantor.

(b) any substantial dispute between the Borrower, or any guarantor, and any government authority.

(c)  any failure to comply with this Agreement.

(d) any material adverse change in the Borrower's, or any guarantor's, financial condition or operations.

(e) any change in the Borrower's, or any guarantor's, name, address or legal structure.

7.10 BOOKS AND RECORDS. To maintain adequate books and records.

7.11 Audits. To allow the Bank and its agents to inspect the Borrower's, or any guarantor's, properties and examine, audit and make copies of books and records at any reasonable time. if any of the Borrower's, or any guarantor's, properties, books or records are in the possession of a third party, the Borrower, or any guarantor, authorizes that third party to permit the Bank or its agents to have access to perform inspections or audits and to respond to the Bark's requests for information concerning such properties, books and records.

7.12 COMPLIANCE WITH LAWS. To comply with the laws (including any fictitious name statute), regulations, and orders of any government body with authority over the Borrower's or any guarantor's business.

7.13 PRESERVATION OF RIGHTS. To maintain and preserve all rights, privileges, and the Borrower or any guarantor now has.

7.14 MAINTENANCE OF PROPERTIES. To make any repairs, renewals, or replacements to keep the Borrower's, or any guarantor's, properties in good working condition.

7.15 PERFECTION OF LIENS. To help the Bank perfect and protect its security interests and liens, and reimburse it for related costs it incurs to protect its security interests and liens.

7.16 COOPERATION. To take any action requested by the Bank to carry out the intent of this Agreement.

7.17 INSURANCE.

(a) INSURANCE COVERING COLLATERAL. To maintain all risk property damage insurance policies covering the tangible property comprising the collateral. Each insurance policy must be in an amount acceptable to the Bank. The insurance must be issued by an insurance company acceptable to the Bank and must include a lender's loss payable endorsement in favor of the Bank in a form acceptable to the Bank.

(b) GENERAL BUSINESS INSURANCE. To maintain insurance as is usual for the business it is in.

(c) EVIDENCE OF INSURANCE. Upon the request of the Bank, to deliver to the Bank a copy of each insurance policy, or, if permitted by the Bank, a certificate of insurance listing all insurance in force.

7.18 ADDITIONAL NEGATIVE COVENANTS. Not to, without the Bank's written consent:

(a) engage in any business activities substantially different from the Borrower's, or any guarantor's, present business.

     (b) liquidate or dissolve the Borrower's, or any guarantor's, business.

     (c) enter into any consolidation, merger, pool, joint venture, syndicate, or other combination.

     (d) lease, or dispose of all or a substantial part of the Borrower's, or any guarantor's, business or assets.

     (e) acquire or purchase a business or its assets.

     (f) sell or otherwise dispose of any assets for less than fair market value, or enter into any sale and leaseback agreement covering any of its fixed or capital assets, except as allowed elsewhere in this Agreement

7.19 NEGATIVE PLEDGE. Not to sell, refinance or allow liens on 'the Borrower's, or any guarantor's, unencumbered assets.

7.20 MERGER. Borrower to remain successor and/or parent to any merger.

7.21 ERISA PLANS. To give prompt written notice to the Bank of:

     (a) The occurrence of any reportable event under Section 4043(1,) of ERISA for which the PBGC requires 30 day notice.

     (b) Any action by the Borrower to terminate or withdraw from a Plan or the filing of any notice of intent to terminate under Section 4041 of ERISA

     (c) Any notice of noncompliance made with respect to a Plan under Section 4041(1,) of ERISA

     (d)  The commencement of any proceeding with respect to a Plan under
          Section 4042 of ERISA

     8    HAZARDOUS WASTE INDEMNIFICATION

     The Borrower or any guarantor will indemnity and hold harmless the Bank for, from, and against any loss or liability directly or indirectly arising out of the use, generation, manufacture, production, storage, release, threatened release, discharge, disposal or presence of a hazardous substance. This indemnity will apply whether the hazardous substance is on, under or about the Borrower's, or any guarantor's, property or operations or property leased to the Borrower or any guarantor. The indemnity includes but is not limited to attorneys' fees (including the reasonable estimate of the allocated cost of in-house counsel and stall). The indemnity extends to the Bank, its parent, subsidiaries and all of their directors, officers, employees, agents, successors, attorneys and assigns. For these purposes, the term "hazardous substances" means any substance which is or becomes designated as "hazardous" or "toxic" under any federal, state or local law, or any petroleum products, including crude oil and any product derived directly or indirectly from, or any fraction or distillate of, crude oil. This indemnity will survive repayment of the Borrower's obligations to the Bank.

     9.   DEFAULT

     If any of the following events occur, the Bank may do one or more of the following: declare the Borrower in default, stop making any additional credit available to the Borrower, and require the Borrower to repay its entire debt immediately and without prior notice. if a bankruptcy petition is default with respect to the Borrower, the entire debt outstanding under this Agreement will automatically become due immediately.

9.1 FAILURE TO PAY. The Borrower fails to make a payment under this Agreement when due.

9.2 NON-COMPLIANCE. The Borrower, or any guarantor, fails to meet the conditions of, or fails to perform any obligation under:

(a)  this Agreement,

(b)  any other agreement made in connection with this loan, or

(c) any other agreement the Borrower or any guarantor has with the Bank or any affiliate of the Bank.

9.3 CROSS-DEFAULT.. Any default occurs under any agreement in connection with any credit the Borrower or any guarantor has Obtained from anyone else or which the Borrower, or any guarantor, has guaranteed.

9.4  LIEN PRIORITY. The Bank fails to have an enforceable first lien
(except for any prior liens to which the Bank has consented in writing) on or security interest in any property given as security for this loan.

9.5 FALSE INFORMATION. The Borrower, or any guarantor, has given the Bank false or misleading information or representations.

9.6 BANKRUPTCY. The Borrower, or any guarantor, files a bankruptcy petition, a bankruptcy petition is filed against the Borrower or any guarantor, or the Borrower or any guarantor makes a general assignment for the benefit of creditors.

9.7 RECEIVERS. A receiver or similar official is appointed for the Borrower's, or any guarantor's, business, or the business is terminated.

9.8 LAWSUITS. Any lawsuit or lawsuits are filed on behalf of one or more trade creditors against the Borrower or any guarantor in an aggregate amount of One Million Dollars ($1,000,000) or more in excess of any insurance coverage.

9.9 JUDGMENTS. Any judgments or arbitration awards are entered against the Borrower or any guarantor; or the Borrower, or any guarantor, enters into any settlement agreements with respect to any litigation or arbitration, in an aggregate amount of One Million Dollars ($1,000,000) or more in excess of any insurance coverage.

9.10 GOVERNMENT ACTION. Any government authority takes action that the Bank believes materially adversely affects the Borrower's financial condition or ability to repay.

9.11 DEFAULT UNDER GUARANTY OR SUBORDINATION AGREEMENT. Any guaranty, subordination agreement, security agreement, deed of trust, or other document required by this Agreement is violated or no longer in effect.

9.12 MATERIAL ADVERSE CHANGE. A material adverse change occurs in the Borrower's, or any guarantor's, financial condition, properties or prospects, or ability to repay the loan.

9.13 ERISA PLANS. The occurrence of any one or more of the following events with respect to the Borrower, provided such event or events could reasonably be expected, in the judgment of the Bank, to subject the Borrower to any tax, penalty or liability (or any combination of the foregoing) which, in the aggregate, could have a material adverse effect on the financial condition of the Borrower with respect to a Plan:

(a) A reportable event shall occur with respect to a Plan which is, in the reasonable judgment of the Bank likely to result in the termination of such Plan for purposes of Title IV of ERISA

(b) Any Plan termination (or commencement of proceedings to terminate a Plan or the Borrower's full or partial withdrawal from a Plan.

10.  ENFORCING THIS AGREEMENT; MISCELLANEOUS

10.1 GAAP. Except as otherwise stated in this Agreement, all financial information provided to the Bank and all financial covenants will be made under generally accepted accounting principles, consistently applied.

10.2 OREGON LAW. This Agreement is governed by Oregon law.

10.3 SUCCESSORS AND ASSIGNS. This Agreement is binding on the Borrower's and the Bank's successors and assignees. The Borrower agrees that it may not assign this Agreement without the Bank's prior consent. The Bank may sell participations in or assign this loan, and may exchange financial information about the Borrower with actual or potential participants or assignees. if a participation is sold or the loan is assigned, the purchaser will have the right of set-off against the Borrower.

10.4 ARBITRATION.

(a) This paragraph concerns the resolution of any controversies or claims between the Borrower and the Bank, including but not limited to those that arise from:

     (i) This Agreement (including any renewals, extensions or modifications of this Agreement);

     (ii) Any document, agreement or procedure related to or delivered in connection with this Agreement;

     (iii)  Any violation of this Agreement; or

     (iv) Any claims for damages resulting from any business conducted between the Borrower and the Bank, including claims for injury to persons, property or business interests (torts).

(b) At the request of the Borrower or the Bank, any such controversies or claims will be settled by arbitration in accordance with the United States Arbitration Act. The United States Arbitration Act will apply even though this Agreement provides that it is governed by Oregon law.

(c) Arbitration proceedings will be administered by the American Arbitration Association and will be subject to its commercial rules of arbitration.

(d) For purposes of the application of the statute of limitations, the filing of an arbitration pursuant to this paragraph is the equivalent of the filing of a lawsuit, and any claim or controversy which may be arbitrated under this paragraph is subject to any applicable statute of limitations. The arbitrators will have the authority to decide whether any such claim or controversy is barred by the statute of limitations and, if so, to dismiss the arbitration on that basis.

(e) If there is a dispute as to whether an issue is arbitrable, the arbitrators will have the authority to resolve any such dispute.

(f) The decision that results from an arbitration proceeding may be submitted to any authorized court of law to be confirmed and enforced.

(g)  This provision does not limit the right of the Borrower or the Bank to:

     (i)    exercise self-help remedies such as setoff;

     (ii)   foreclose against or sell any real or personal property collateral;
            or

     (iii) act in a court of law, before, during or after the arbitration proceeding to obtain:

            (A) a provisional or interim remedy; and/or

            (B) additional or supplementary remedies.

(h) The pursuit of or a successful action for provisional, interim, additional or supplementary remedies, or the filing of a court action, does not constitute a waiver of the right of the Borrower or the Bank, including the suing party, to submit the controversy or claim to arbitration if the other party contests the lawsuit

(i) If the Bank forecloses against any real property securing this Agreement, the Bank has the option to exercise the power of sale under the deed of trust or mortgage, or to proceed by judicial foreclosure.

10.5 SEVERABILITY; WAIVERS. If any part of this Agreement is not enforceable, the rest of the Agreement may be enforced. The Bank retains all rights, even if it makes a loan after default if the Bank waives a default, it may enforce a later default Any consent or waiver under this Agreement must be in writing,

10.6 COSTS. If the Bank incurs any expenses in connection with enforcing this Agreement or administering this Agreement (including in connection with extending, amending, renewing or modifying this Agreement), or if the Bank takes collection action under this Agreement, it is entitled to costs and reasonable attorneys1 fees, including any allocated costs of in-house counsel.

10.7 ATTORNEYS' FEES. In the event of a lawsuit or arbitration proceeding, the prevailing party is entitled to recover costs and reasonable attorneys' fees (including any allocated costs of in-house counsel) incurred in connection with the lawsuit or arbitration proceeding, as determined by the court or arbitrator (and not by a jury). Such costs and attorneys' fees shall include, without limitation, those incurred on any appeal, as determined by the appellate court, and any anticipated costs and attorneys' fees to pursue or collect any judgement.

10.8 ONE AGREEMENT This Agreement and any related security or other agreements required by this Agreement, collectively:

(a) represent the sum of the understandings and agreements between the Bank and the Borrower concerning this credit; and

(b) replace any prior oral or written agreements between the Bank and the Borrower concerning this credit; and

(c) are intended by the Bank and the Borrower as the final, complete and exclusive statement of the terms agreed to by them.

In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail.

10.9 EXCHANGE OF INFORMATION. The Borrower agrees that the Bank may exchange financial information about the Borrower with BankAmerica Corporation affiliates and other related entities.

10.10 NOTICES. All notices required under this Agreement shall be personally delivered or sent by first class mall, postage prepaid, to the addresses on the signature page of this Agreement, or to such other addresses as the Bank and the Borrower may specify from time to time in writing.

10.11 HEADINGS. Article and paragraph headings are for reference only and shall not affect the interpretation or meaning of any provisions of this Agreement

10.12 COUNTERPARTS. This Agreement may be executed in as many counterparts as necessary or convenient, and by the different parties on separate counterparts each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same agreement.

10.13 WRITTEN AGREEMENTS.  UNDER OREGON LAW, MOST AGREEMENTS, PROMISES AND
      ------- -----------  -----------------------------------------------
COMMITMENTS MADE BY THE BANK AFTER OCTOBER 3,1989, CONCERNING LOANS AND OTHER
-----------------------------------------------------------------------------
CREDIT EXTENSIONS WHICH ARE NOT FOR PERSONAL, FAMILY OR HOUSEHOLD PURPOSES OR
-----------------------------------------------------------------------------
SECURED SOLELY BY THE BORROWER'S RESIDENCE MUST BE IN WRITING EXPRESS
------------------------------------------ --------------------------
CONSIDERATION AND BE SIGNED BY THAT BANK TO BE ENFORCEABLE.
-----------------------------------------------------------

This Agreement is executed as of the date Stated at the top of the first page.


BANK OF AMERICA NT & SA                         FLIR SYSTEMS, INC.


 /s/ Robert Countryman                        /s/ J. Mark Samper
 ---------------------                        -----------------------------
 By:  ROBERT COUNTRYMAN                       BY:  J. MARK SAMPER
 TITLE:  VICE PRESIDENT -              TITLE: VICE PRESIDENT - FINANCE AND C.F.O



  ADDRESS WHERE NOTICES TO THE BANK      ADDRESS WHERE NOTICES TO THE BORROWER
  ARE TO BE SENT:                                   ARE TO BE SENT:
  Oregon Commercial Banking #2090                  16505 S.W. 72/nd/
  P.O. Box 6400                                   Portland, OR 97224
  Portland, OR 97228